Exhibit 12.1

Statement Regarding Computation of Ratio of Earnings to Fixed Charges

                                                             Six Months
                                                                Ended
                                                               June 30,
                                                                 2003
                                                                 ----
                                                      (dollars in thousands)

Income before taxes                                           $ 48,424
Add:  fixed charges                                             45,410

Earnings including interest expense - deposits       (a)        93,834
Less:  interest expense - deposits                             (26,860)

Earnings excluding interest expenses - deposits      (b)      $ 66,974

Fixed Charges:
      Interest expense - deposits                             $ 26,860
      Interest expense - borrowings                             18,550

Fixed charges including interest expense - deposits  (c)        45,410
Less:  interest expense - deposits                             (26,860)

Fixed charges excluding interest expense - deposits  (d)      $ 18,550

Earnings to fixed charges:
      Including interest on deposits                ((a) / (c))   2.07 x
      Excluding interest on deposits                ((b) / (d))   3.61